EXCERPT FROM:

MINUTES OF A REGULAR MEETING OF THE BOARD OF DIRECTORS OF FINANCIAL HORIZONS LIFE INSURANCE COMPANY, held at The Broadmoor in Colorado Springs, Colorado, on July 24, 1991, following the 1991 Drummers Societie and President's Conference.

The following resolution concerning the establishment of Financial Horizons VA Separate Account-3 was presented for consideration:

RESOLVED, that the Company, pursuant to the provisions of Ohio Revised Code Section 3907.15, hereby establishes a separate account, designated Financial Horizons VA Separate Account-3 (hereinafter the Variable Account) for the following use and purposes, and subject to such conditions as hereafter set forth:

RESOLVED FURTHER, that the Variable Account shall be established for the purpose of providing for the issuance of variable annuity contracts (hereinafter the Contracts), which Contracts provide that part or all of the annuity benefits and cash value will reflect the investment experience of one or more designated underlying securities; and

RESOLVED FURTHER, that the fundamental investment policy of the Variable Account shall be to invest or reinvest the assets of the Variable Account in securities issued by investment companies registered under the Investment Company Act of 1940, as may be specified in the respective Contracts; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized to take all action they deem necessary or appropriate to:  (a) register the Variable Account as a unit investment trust under the Investment Company Act of 1940, as amended; (b) register the Contracts in such amounts as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933 and to prepare and file amendments to such registration as they may deem necessary or desirable; and (c) take all other action necessary to comply with:  the Investment Company Act of 1940, including the filing of applications for such exemptions from the Investment Company Act of 1940 as the officers of the Company shall deem necessary or desirable; the Securities Exchange Act of 1934; the Securities Act of 1933; and all other applicable state and federal laws in connection with offering said Contracts for sale and the operation of the Variable Account; and

RESOLVED FURTHER, that John E. Fisher, Peter F. Frenzer, Harvey S. Galloway, James E. Brock, Thomas E. Kryshak, Gordon E. McCutchan, W. Sidney Druen and Joseph P. Rath and each of them, with full power to act without the others, hereby are severally authorized and empowered to execute and cause to be filed with the Securities and Exchange Commission on behalf of the Variable Account and by the Company as sponsor and depositor any required Registration Statement and Notice thereof registering the Variable Account as an investment company under the Investment Company Act of 1940; and a Registration Statement under the Securities Act of 1933, registering the Contracts and any and all amendments to the foregoing on behalf of and as attorneys for the Variable Account and the Company and on behalf of and as attorneys for the principal executive officer and/or the principal financial officer and/or the principal accounting officer and/or any other officer of the Variable Account and the Company; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized on behalf of the Variable Account and on behalf of the Company to take any and all action which they may deem necessary or advisable in order to sell the Contracts and, if necessary, to register or qualify Contracts for offer and sale under the insurance and securities laws of any of the states of the United States of America and in connection therewith to execute, deliver and file all such applications, reports, covenants, resolutions and other papers and instruments as may be required under such laws, and to take any and all further action which said officers or counsel of the Company may deem necessary or desirable in order to maintain such registration or qualification for as long as said officers or counsel deem it to be in the best interests of the Variable Account and the Company; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized in the names and on behalf of the Variable Account and the Company to execute and file irrevocable written consents on the part of the Variable Account and of the Company to be used in such states wherein such consents to service of process may be requisite under the insurance or securities laws thereof in connection with said registration or qualification of Contracts and appoint the appropriate state official, or such other persons as may be allowed by said insurance or securities laws, agent of the Variable Account and of the Company for the purpose of receiving and accepting process; and

RESOLVED FURTHER, that the appropriate officers of the Company be, and they hereby are, authorized to establish procedures under which the Company will provide sales and administrative functions with respect to the Contracts issued in connection therewith, including, but not limited to procedures for providing any voting rights required by the federal securities laws for owners of such Contracts with respect to securities owned by the Variable Account, adding additional underlying investment series to  the  Variable Account, and permitting conversion or exchange of Contract values or benefits among the various series.

A motion was made, seconded and carried, that the resolution be adopted.

EXCERPT FROM:

MINUTES OF A REGULAR MEETING OF THE BOARD OF DIRECTORS OF FINANCIAL HORIZONS LIFE INSURANCE COMPANY, held at the office of the Company, One Nationwide Plaza, Columbus, Ohio, on August 5, 1992.

The following resolution concerning Financial Horizons VA Separate Account-3 was presented for consideration.

WHEREAS, the board of directors of the Company in a meeting held on July 24, 1991, adopted a resolution authorizing a new separate account, designated Financial Horizons VA Separate Account-3 (the "Separate Account"), for the purpose of providing for the issuance of variable annuity contracts similar to the Nationwide Life Insurance Company "Investment/Annuity" contracts distributed through the Nationwide/American Capital joint marketing program; and

WHEREAS, management of the Company no longer wishes to make available the Separate Account for the issuance of annuity contracts through the Nationwide/American Capital joint marketing program.

BE IT THEREFORE RESOLVED, that the Separate Account shall be made available for the purpose of providing for the issuance of variable annuity contracts to be distributed through banking institutions affiliated with Banc One.

A motion was made, seconded and carried, that the resolution be adopted.

EXCERPT FROM:

MINUTES OF A REGULAR MEETING OF THE BOARD OF DIRECTORS OF NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, held at the office of the Company in Columbus, Ohio, on March 1, 1995.

The following resolution related to name changes for the Company's separate accounts to coincide with the name change of the Company was presented for consideration:

RESOLVED, that effective May 1, 1995 and thereafter the names of the separate accounts of the Company be changed in the following manner:

Financial Horizons VA Separate Account-1 shall be known as Nationwide VA Separate Account-A;

Financial Horizons VA Separate Account-2 shall be known as Nationwide VA Separate Account-B;

Financial Horizons VA Separate Account-3 shall be known as Nationwide VA Separate Account-C;

Financial Horizons VL Separate Account-1 shall be known as Nationwide VL Separate Account-A; and

Financial Horizons Qualified Plans Variable Account shall be known as Nationwide VA Separate Account-Q.

A motion was made, seconded and carried, that the resolution be adopted.